EXHIBIT (99)


                PRESS RELEASE, DATED JULY 2, 1997

                       FOR IMMEDIATE RELEASE

           JACKSONVILLE SAVINGS ANNOUNCES COMPLETION OF
                 CONVERSION TO STATE SAVINGS BANK


Jacksonville,  Texas (July 2, 1997) -- Jerry M. Chancellor, Chief Executive

Officer  and  President   of  Jacksonville  Savings  and  Loan  Association

("Jacksonville"), a subsidiary  of   Jacksonville Bancorp, Inc. ("Bancorp")

announced  today  the consummation of the  institution's  conversion  to  a

State-chartered savings  bank.  The  Savings Bank will continue to carry on the same activities and business as immediately  before the conversion, but

will   operate  under  the  name of Jacksonville Savings  Bank,  SSB.   Mr.

Chancellor stated the conversion  will not effect the current operations of

Jacksonville, the deposits of which  will  continue  to  be  insured by the

Federal  Deposit  Insurance Corporation to the fullest extent permitted  by law. The conversion  will  not  have  any  impact on the listing of Bancorp

common stock on the NASDAQ National Market System.   The  common stock will

continue  to  trade  under  the  symbol "JXVL".  "The main purpose  of  the conversion," according to Mr. Chancellor,  "is  to  reduce  the duplication associated  with  meeting the regulatory requirements of three  regulators.

With the conversion to a state savings bank, Jacksonville will be regulated by the Texas Saving and Loan Department and its primary insurer of deposits the FDIC and no longer  by  the  federal Office of Thrift Supervision. This will further reduce the annual cost of federal regulation of Jacksonville's operations."

    In a related matter, Bancorp,  the  current  parent  holding company of

Jacksonville,  has  entered into an agreement with Jacksonville  IHC,  Inc.

("IHC"), a subsidiary  of  Bancorp  and  a  Delaware  corporation,  whereby

Bancorp  will  transfer its entire interest in Jacksonville  to IHC.  As  a result of the transfer, Jacksonville will become a direct subsidiary of IHC and will thereby  enjoy greater operating flexibility in a Delaware holding company structure than  presently  enjoyed  through Bancorp.  It is further expected that the transfer will reduce the corporate  taxes  being  paid by

Bancorp.   Applications  have  been  filed  with OTS and the Department for their approval of the transaction, which is anticipated by month-end.

    Jacksonville  is  a  Texas  chartered, fedrally  insured  savings  bank headquartered in Jacksonville.  Bancorp  is the holding company thereof and,

at May 31, 1997, had $224.4 million in total  assets,   $183.1  million  in

total deposits and $34.3 million in stockholders' equity.



                             # # # # #

CONTACT:        Lana Cook of Jacksonville at (903) 586-9861